Exhibit 15.26

[Official Translation]

NOTARY PUBLIC

MRS. POERBANINGSIH ADI WARSITO, SH

Decree by Minister of Justice of the Republic of Indonesia

Number: M-96-HT.03.01-TH 1984, date: 7 December 1984. in conjunction with

Decree by Minister of Law and Human Rights of the Republic of Indonesia

Number: AHU-07.AH.02.03 YEAR 2010, date: 24 March 2010

DEED DATE	:	01 December 2011

NUMBER	:	03.-

FIRST AMENDMENT TO THE CREDIT AGREEMENT (COPY)

FIRST AMENDMENT TO THE CREDIT AGREEMENT

-Number: 03.-

-At: 15.00 (fifteen) Western Indonesia Time.

-On this day, Thursday, dated 01-12-2011 (the first day of December year two thousand and eleven).

-Appeared before me, Mrs. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta in the presence of witnesses whom I, Notary, am acquainted with and who will be identified at the end of this deed:

I.

Mrs. DHALIA ARIOTEDJO, born in Slangor, on 15-12-1957 (the fifteenth day of December year one thousand nine hundred and fifty seven), Indonesian Citizen, Director of PT Bank Central Asia Tbk, residing in South Jakarta, Jalan Anggur III/30B, Rukun Tetangga 012, Rukun Warga 006, Kelurahan Cipete Selatan, Kecamatan Cilandak.

-Holder of Residential Identity Card (KTP) Number: 09.5306.551257.0526;

-According to her statement acting in this matter:

a.	in her aforesaid capacity;

b.

by virtue of a power of attorney dated 30-11-2011 (the thirtieth day of November year two thousand and eleven) Number: 420/ST/DIR/2011, privately drawn up, duly stamped, the original of which was shown to me, Notary, of and therefore for and on behalf of:

-Mister SUWIGNYO BUDIMAN, Indonesian Citizen, Director of the corporation to be identified herein below, residing in Jakarta;

The appearer and authorizer represented in this matter by her each acting in their aforesaid capacities, as such collectively representing the board of directors of and therefore for and on behalf of and validly representing PT BANK CENTRAL ASIA Tbk, having its domicile and principal office in Jakarta, whose articles of association and the amendments thereto have been published in the State Gazette of the Republic of Indonesia successively:

-	dated 14-04-2000 (the fourteenth day of April year two thousand) Number: 30, Supplement Number: 1871;

-	dated 10-07-2001 (the tenth day of July year two thousand and one) Number: 55, Supplement Number: 273;

-	dated 04-09-2001 (the fourth day of September year two thousand and one) Number: 71, Supplement Number: 345;

-	dated 25-06-2002 (the twenty fifth day of June year two thousand and two) Number: 51, Supplement Number: 438;

-	dated 23-08-2002 (the twenty third day of August year two thousand and two) Number: 68, Supplement Number: 602;

-	dated 18-02-2003 (the eighteenth day of February year two thousand and three) Number: 14, Supplement Number: 132;

-	dated 20-02-2007 (the twentieth day of February year two thousand and seven) Number: 15, Supplement Number: 185;

which Articles of Association have been wholly amended in order to be in compliance with the Law Number 40 of 2007 (two thousand and seven) on Limited Liability Company as contained in the State Gazette of the Republic of Indonesia dated 15-01-2009 (the fifteenth day of January year two thousand and nine) Number: 12790, Supplement Number: 38;

-PT BANK CENTRAL ASIA Tbk, hereinafter referred to as: BCA

II.	1.

Mister Insinyur HARRY SASONGKO TIRTOTJONDRO, born in Bandung, on 17-12-1959 (the seventeenth day of December year one thousand nine hundred and fifty nine), Indonesian Citizen, President Director of the corporation to be identified herein below, residing in South Jakarta, Jalan Ciasem III Number 1, Rukun Tetangga 003, Rukun Warga 004, Kelurahan Rawa Barat, Kecamatan Kebayoran Baru.

-Holder of Residential Identity Card (KTP) Number: 09.5308.171259.0550.

2.

Mister CURT STEFAN CARLSSON, born in Huddinge, on 31-01-1971 (the thirty first day of January year one thousand nine hundred and seventy one), Swedish Citizen, Director of the corporation to be identified herein below, residing in Central Jakarta, Jalan Merdeka Barat, Number: 21.

-Holder of Swedish Passport Number: 62605429.

-According to their statements acting in this matter in their aforesaid respective capacities, as such collectively representing the Board of Directors and, to do the legal action hereunder, have obtained approval from the Board of Commissioners, in each case as stated in the Circular Resolution Of The Board Of Commissioners of PT Indosat Tbk In Lieu Of The Board of Commissioners Meeting, Resolution Number 14/25-10-211, privately drawn up, the original of which was shown to me, Notary, of and therefore for and on behalf of and validly representing PT INDOSAT Tbk, having its domicile in Central Jakarta, whose articles of association have been wholly amended in order to be in compliance with the Law Number 40 of 2007 (two thousand and seven) on Limited Liability Company as set out in a deed dated 14-07-2008 (the fourteenth day of July year two thousand and eight) Number: 109, drawn up before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has been approved by the Ministry of Law and Human Rights of the Republic of Indonesia dated 06-08-2008 (the sixth day of August year two thousand and eight) Number: AHU-48398.AH.01.02.Tahun 2008 and published in the State Gazette of the Republic of Indonesia dated 24-10-2008 (the twenty fourth day of October year two thousand and eight) Number: 86, Supplement Number: 21195;

Which Articles of Association have been amended successively by deeds;

-

dated 11-06-2009 (the eleventh day of June year two thousand and nine) Number: 118, drawn up before AULIA TAUFANI, Sarjana Hukum, substitute of SUTJIPTO, Sarjana Hukum, at that time Notary in Jakarta, which deed has been approved by the Ministry of Law and Human Rights of the Republic of Indonesia with its Letter of Decree dated 07-07-2009 (the seventh day of July year two thousand and nine) Number: AHU-31103.AH.01.02.Tahun 2009;

-

dated 28-01-2010 (the twenty eighth day of January year two thousand and ten) Number: 123, drawn up before AULIA TAUFANI, Sarjana Hukum, substitute of SUTJIPTO, Sarjana Hukum, at that time Notary in Jakarta, which deed has been approved by the Ministry of Law and Human Rights of the Republic of Indonesia, Director General of General Law Administration, with its Letter of Decree dated 22-02-2010 (the twenty second day of February year two thousand and ten) Number: AHU-09555.AH.01.02.Tahun 2010 and the Notice of Amendment to the Articles of Association has been received by the Ministry of Law and Human Rights of the Republic of Indonesia, Director General of General Law Administration, with its letter dated 25-02-2010 (the twenty fifth day of February year two thousand and ten) Number: AHU-AH.01.10-04964 and the Notice of Changes in Corporate Data has been received by the Ministry of Law and Human Rights of the Republic of Indonesia, Director General of General Law Administration, with its letter dated 25-02-2010 (the twenty fifth day of February year two thousand and ten) Number: AHU-AH.01.10-04965.

-	dated 22-06-2010 (the twenty second day of June year two thousand and ten) Number: 164, drawn up before AULIA TAUFANI, Sarjana Hukum, substitute of SUTJIPTO,

Sarjana Hukum, at that time Notary in Jakarta, the Notice of Changes in Corporate Data of which deed has been received by the Ministry of Law and Human Rights of the Republic of Indonesia, Director General of General Law Administration, with its letter dated 19-07-2010 (the nineteenth day of July year two thousand and ten) Number: AHU-AH.01.10-18089.

-The most recent composition of company’s Board of Directors and Board of Commissioners is as set out in the deed dated 24-06-2011 (the twenty fourth day of June year two thousand and eleven) Number: 148, drawn up by AULIA TAUFANI, Sarjana Hukum, substitute of SUTJIPTO, Sarjana Hukum, at that time Notary in Jakarta.

Hereinafter referred to as “DEBTOR”.

BCA and DEBTOR firstly declare as follow:

A.	Whereas DEBTOR has obtained a Credit Facility from BCA in the form of a Time Loan Revolving facility in the principal amount not exceeding Rp. 1,000,000,000,000.00 (one trillion rupiah);

-under a deed of Credit Agreement dated 10-02-2011 (the tenth day of February year two thousand and eleven) Number 09, drawn up before me, Notary, (such deed of Credit Agreement hereinafter referred to as the “Credit Agreement”).

B.

Whereas following a request from DEBTOR in its letter number 352/E00-E0BD/ dated 14-11-2011 (the fourteenth day of November year two thousand and eleven), BCA has agreed to provide an additional principal amount of Time Loan Revolving facility, from originally not exceeding Rp. 1,000,000,000,000.00 (one trillion rupiah) to be not exceeding Rp. 1,500,000,000,000.00 (one trillion five hundred billion rupiah).

In consideration of the foregoing, BCA and DEBTOR have agreed to amend the terms and conditions of the Credit Agreement by executing this First Amendment to the Credit Agreement (hereinafter referred to as the “First Amendment”) as follow:

Article 1

1.	Amending the provisions of articles 2.1 and 2.3 of the Credit Agreement, so the provisions of articles 2.1 and 2.3 of the Credit Agreement will hereafter be read as follow:

2.1.

Subject to the terms and conditions of the Credit Agreement, BCA has agreed to provide a Credit Facility to the DEBTOR in the form of a Time Loan Revolving facility in the principal amount not exceeding Rp. 1,500,000,000,000.00 (one trillion five hundred billion rupiah);

2.2.

The Credit Facility is to be used for general purpose financing and/or for financing the capital expenditure and/or working capital of DEBTOR. DEBTOR is responsible to ensure that the Credit Facility is used as per the intended purposes.

2.	Amending the provisions of articles 4.2 and 4.3 of the Credit Agreement, so the provisions of articles 4.2 and 4.3 of the Credit Agreement will hereafter be read as follow:

4.1.

For each amount borrowed and outstanding under the Credit Agreement, DEBTOR shall pay interest at a rate equal to JIBOR plus 1.25% (one point twenty five percent) per annum, of the amount of the Credit Facility drawn but remaining unpaid by the DEBTOR.

4.2.

Interest is calculated daily on the basis of fixed denominator 360 (three hundred and sixty) days a year and shall be paid in full to BCA on the Interest Payment Date, namely on the same date as the date of the first drawdown of the Time Loan Revolving facility each month.

Interest payments may be made by debiting DEBTOR’S account maintained with BCA or in such manner as agreed by the parties, provided that:

a.	the Interest Payment Date shall not exceed the date on which the Credit Facility must be paid in full; and

b.

the amount of the interest payable by DEBTOR to BCA is to be counted as of the date of incurrence of the interest amount outstanding until the date on which DEBTOR pays in full the interest amount due to BCA.

4.3.

Particularly with respect to the provision of the additional Rp. 500,000,000,000.00 (five hundred billion rupiah) principal amount of the Time Loan Revolving Facility, DEBTOR shall pay commission to BCA, which is equal to 0.15% (zero point fifteen percent) of the additional principal amount of the Time Loan Revolving facility, during the Time Limit for Drawdown of Credit Facility specified in article 3.1 of the Credit Agreement, payable in one and full payment on the date of first drawdown of this Time Loan Revolving facility after the execution of this First Amendment, while payment of the commission for the Time Loan Revolving facility provided in the principal amount of not exceeding Rp. 1,000,000,000,000. 00 (one trillion rupiah) has been paid in full by the DEBTOR.

In consideration of the foregoing, BANK MANDIRI and DEBTOR have agreed to amend certain terms and conditions of the Credit Agreement by executing this First Amendment to the Credit Agreement (hereinafter referred to as the “First Amendment”) as follow:

Article I (Definitions)

All capitalized terms or expressions used herein shall have the meanings as ascribed to them in the Credit Agreement, except as specifically defined otherwise herein.

Article II (Amendment)

1.	Amending the provisions of article 2.1 of the Credit Agreement, so the provisions of article 2.1 of the Credit Agreement will hereafter be read as follow:

Article 2

AMOUNT, NATURE AND INTENDED PURPOSES OF THE CREDIT FACILITY

2.1.

Subject to the terms and conditions of the Credit Agreement, BANK MANDIRI has agreed to provide Credit Facility to DEBTOR up to a maximum limit of Rp. 1,500,000,000,000 (one trillion five hundred billion rupiah);

2.	Amending the provisions of article 4.1 of the Credit Agreement, so the provisions of article 4.1 of the Credit Agreement will hereafter be read as follow:

3.	Amending the provisions of article 6.2 of the Credit Agreement, so the provisions of article 6.2 of the Credit Agreement will hereafter be read as follow:

6.2.	DEBTOR shall meet the following specific conditions as to drawdown and/or use of the Credit Facility:

a.

DEBTOR shall submit an application letter for drawdown/extension of payment of the Time Loan Revolving facility, no later than 2 (two) Business Days prior to the proposed date of such drawdown/extension of payment of the Time Loan Revolving facility by completing, signing, and submitting the application letter for drawdown/extension of payment of the Time Loan Revolving facility in such form as determined by BCA;

b.	the repayment period specified in the Application Letter for Drawdown/Extension of Payment of the Credit Facility shall be no later than 10 February 2014;

c.	it is made within such Time Limit for Drawdown of Credit Facility as referred to in the provisions of article 3 of the Credit Agreement;

Article 2

All terms and conditions set out in the Credit Agreement shall remain valid and binding on BCA and DEBTOR, except specifically for those provided in this First Amendment, thus this First Amendment shall form an integrated unit of and an inseparable part from the Credit Agreement.

-The appearers hereby declare to guarantee the conformity of their identities with the identification cards provided to me, Notary and to be fully responsible for that matter and further the appearers also declare that they have understood and comprehended the content of this deed.

IN WITNESS HEREOF

-Made as a valid original and read and signed in Jakarta on the day and date first mentioned above, in the presence of:

1.

Mrs. INDAH FATMAWATI, Sarjana Hukum, born in Jakarta, on 28-07-1959 (the twenty eighth day of July one thousand nine hundred and fifty nine), Indonesian Citizen, residing in South Jakarta, Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Kelurahan Tebet Timur, Kecamatan Tebet.

-Holder of Residential Identity Card (KTP) Number: 09.5007.680759.0199;

2.	Mrs. DIYAH SUWATI, born in Solo, on 26-10-1964 (the twenty sixth day of October one thousand nine hundred and sixty four), Indonesian Citizen, residing in Tangerang, Jalan Talas II, Pondok Cabe Ilir, Rukun Tetangga 02, Rukun Warga 01, Kelurahan Pondok Cabe Ilir, Kecamatan Pamulang.

-Holder of Residential Identity Card (KTP) Number: 3219222004.1786503;

Temporarily being in Jakarta;

Both are Assistants to the Notary, as witnesses;

-Immediately after read out by me, Notary, to the appearers and witnesses, this deed was immediately signed by the appearers, witnesses and me, Notary.

-Executed with three strikethroughs with replacement.

-Original of this deed has been signed properly.

GIVEN AS A COPY OF THE SAME TENOR.

[signed and sealed and Rp. 6000 revenue-stamped]

I, Abdul Djalal, alias, Abdul Djalal Chusairi, Authorized and Sworn Translator of Indonesian and English languages, practicing in Jakarta, do hereby certify that the foregoing Indonesian-into-English translation is a true and correct English version of the original text.

Jakarta, 12 December 2011

/s/ Abdul Djalal Chusairi
Abdul Djalal Chusairi
Gubernatorial Decree Number: 1715/2000